Exhibit 10.2

EXECUTION VERSION

STOCKHOLDERS AGREEMENT

Dated as of May 4, 2016

by and between

ATLAS AIR WORLDWIDE HOLDINGS, INC.

and

AMAZON.COM, INC.

TABLE OF CONTENTS

		Page

ARTICLE I

Governance
1.1	Composition of the Board of Directors	1
1.2	Objection to Amazon Designee	3
1.3	No Adverse Action; Voting Agreement	3
1.4	Board Observer	4
1.5	Termination of Board Designation Rights	5
1.6	Information Rights	5
1.7	Tax Reporting Requirements	9

ARTICLE II

Transfers; Standstill Provisions
2.1	Transfer Restrictions	9
2.2	Standstill Provisions	11
2.3	Outside Activities	14

ARTICLE III

Representations and Warranties
3.1	Representations and Warranties of Amazon	15
3.2	Representations and Warranties of the Company	16

ARTICLE IV

Registration
4.1	Demand Registrations	16
4.2	Piggyback Registrations	19
4.3	Shelf Registration Statement	21
4.4	Withdrawal Rights	24
4.5	[Reserved]	24
4.6	Holdback Agreements	24
4.7	Registration Procedures	25
4.8	Registration Expenses	32

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4.9	Miscellaneous	33
4.10	Registration Indemnification	33
4.11	Free Writing Prospectuses	36

ARTICLE V

Definitions
5.1	Defined Terms	36
5.2	Interpretation	45

ARTICLE VI

Miscellaneous
6.1	Term	46
6.2	Notices	46
6.3	Amendment	47
6.4	Waivers	47
6.5	Successors and Assigns	47
6.6	Severability	48
6.7	Counterparts	48
6.8	Entire Agreement	48
6.9	Governing Law; Submission to Jurisdiction; WAIVER OF JURY TRIAL	48
6.10	Specific Performance	49
6.11	No Third Party Beneficiaries	50

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This STOCKHOLDERS AGREEMENT, dated as of May 4, 2016 (this “Agreement”), is by and between Atlas Air Worldwide Holdings, Inc., a Delaware corporation (the “Company”), and Amazon.com, Inc., a Delaware corporation (“Amazon”).

W I T N E S S E T H:

WHEREAS, on the date hereof, the Company and Amazon entered into an Investment Agreement (as it may be amended from time to time, the “Investment Agreement”) pursuant to which, among other things, the Company issued on the date hereof Warrant-A and Warrant-B (each as defined in the Investment Agreement and together, the “Warrants”) to Amazon, subject to the terms and conditions therein; and

WHEREAS, each of the parties wishes to set forth in this Agreement certain terms and conditions regarding, among other things, Amazon’s ownership of the Warrants and the Warrant Shares;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, the parties agree as follows:

ARTICLE I

Governance

1.1 Composition of the Board of Directors.

(a) Upon the occurrence of the Amazon Investor Rights Initiation Event, the Company’s board of directors (the “Board”) shall promptly (and in any case within ten (10) Business Days) after receiving an Amazon Investor Rights Initiation Event Notice take all action necessary (including by amending the organizational documents of the Company, if necessary) to cause one (1) Amazon Designee to be appointed to the Board. For the avoidance of doubt, the Amazon Investor Rights Initiation Event Notice shall be delivered in Amazon’s sole discretion, and nothing herein obligates Amazon to deliver such notice or to have any Amazon Designee appointed to the Board.

(b) During the Amazon Investor Rights Period, provided that Amazon has delivered the Amazon Investor Rights Initiation Event Notice in accordance with Section 1.1(a) above, and subject to the other provisions of this Section 1.1, including Section 1.1(c), and Section 1.2, at each annual or special meeting of the stockholders of the Company at which directors are to be elected to the Board, the Company shall nominate and use its reasonable best efforts (which shall, subject to Applicable Law, include including in any proxy statement used by the Company to solicit the vote of its stockholders in connection with any such meeting the recommendation of the Board that stockholders of the Company vote in favor of the slate of directors) to cause the election to the Board of a slate of directors that includes one (1) Amazon Designee.

(c) Amazon shall notify the Company of the identity of any proposed Amazon Designee, in writing, at or before the time such information is reasonably requested by the Board or the Nominating and Governance Committee for inclusion in a proxy statement for a meeting of stockholders, and shall furnish all information about such proposed Amazon Designee as shall be reasonably requested by the Board or the Nominating and Governance Committee (including, at a minimum, any information regarding such proposed Amazon Designee to the extent required by applicable securities laws or for any other person nominated for election to the Board).

(d) Subject to Section 1.1(c) and Section 1.2, so long as no Amazon Investor Rights Termination Event has occurred, in the event of (i) the death, disability, removal or resignation of an Amazon Director, the Board shall promptly appoint as a replacement Amazon Director the Amazon Designee designated by Amazon to fill the resulting vacancy, or (ii) the failure of an Amazon Designee to be elected to the Board at any annual or special meeting of the stockholders of the Company at which such Amazon Designee stood for election but was nevertheless not elected (such Amazon Designee, an “Amazon Specified Designee”), the Board shall promptly appoint another Amazon Designee designated by Amazon to serve in lieu of such Amazon Specified Designee as an Amazon Director during the term that such Amazon Specified Designee would have served had such Amazon Specified Designee been elected at such meeting of the stockholders of the Company, and, in each case of clause (i) and clause (ii), such individual shall then be deemed an Amazon Director for all purposes hereunder. Neither the Company nor the Board shall remove any Amazon Director without the prior written consent of Amazon, unless (A) such Amazon Director is no longer eligible for designation as a member of the Board pursuant to Section 1.2, (B) to the extent necessary to remedy a breach of Section 1.5 or (C) as a result of the acceptance of such Amazon Director’s resignation tendered in accordance with the Company’s bylaws and corporate governance guidelines requiring the resignation of a director upon the failure to obtain the requisite majority vote for such director’s election to the Board pursuant to the Company’s bylaws.

(e) The Company shall at all times provide each Amazon Director (in his or her capacity as a member of the Board) with the same rights to indemnification and exculpation that it provides to the other members of the Board. The Company acknowledges and agrees that any such obligations to indemnify or advance expenses to each Amazon Director, in his or her capacity as such, for the matters covered by such obligations, shall be the primary source of indemnification and advancement of such Amazon Director in connection therewith, and any obligation on the part of any Amazon Indemnitor under any Amazon Indemnification Agreement to indemnify or advance expenses to such Amazon Director shall be secondary to the Company’s obligation and shall be reduced by any amount that such Amazon Director may collect as indemnification or advancement from the Company. In the event that the Company fails to indemnify or advance expenses to such Amazon Director as required by such indemnification obligations and this Agreement (such unpaid amounts, the “Unpaid Indemnitee Amounts”), and any Amazon Indemnitor makes any payment to such Amazon Director in respect of indemnification or advancement of expenses under any Amazon Indemnification Agreement on account of such Unpaid Indemnitee Amounts, such Amazon Indemnitor shall be subrogated to the rights of such Amazon Director under this Agreement in respect of such Unpaid Indemnitee Amounts.

1.2 Objection to Amazon Designee. Notwithstanding the provisions of this Article I, Amazon shall not be entitled to designate a particular Amazon Designee (or, for the avoidance of doubt, any particular Amazon Director) to the Board pursuant to this Article I in the event that the Board reasonably determines that (i) the appointment or election of such Amazon Designee to the Board would cause the Company to not be in compliance with Applicable Law; provided that, absent legally binding action by any Governmental Authority, such a determination will not be made solely because Amazon has designated or appointed an individual other than such Amazon Designee to be a director or board observer of a competitor of the Company, (ii) such Amazon Designee would be required to disclose any of the events enumerated in Item 2(d) or (e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act or is subject to any order, decree or judgment of any Governmental Authority prohibiting service as a director of any public company, (iii) such Amazon Designee is a director, board observer, officer, employee, equityholder or other Affiliate of a competitor of the Company, or (iv) such Amazon Designee is not reasonably acceptable to the independent members of the Board. Until the occurrence of the Amazon Investor Rights Termination Event, the Company shall deliver annually to Amazon a list of its competitors for purposes of clause (iii) of the preceding sentence which, in no event, shall include Amazon. Amazon and the Company shall cooperate in good faith to agree upon an appropriate list of competitors in the event of any disagreement over such list. In any such case described in clauses (i) through (iv) of the first sentence of this Section 1.2, Amazon shall withdraw the designation of such proposed Amazon Designee and, so long as no Amazon Investor Rights Termination Event has occurred, be permitted to designate a replacement therefor (which replacement Amazon Designee shall also be subject to the requirements of this Section 1.2).

1.3 No Adverse Action; Voting Agreement.

(a) From the date hereof until the occurrence of the Amazon Investor Rights Termination Event, without the prior consent of Amazon, except as required by Applicable Law, neither the Company nor the Board shall (i) increase the size of the Board such that the number of directors on the Board is greater than eleven (11) (the “Maximum Board Size”) or (ii) take any action to cause the amendment of its charter, bylaws or other organizational documents such that Amazon’s rights under this Article I would not be given effect.

(b) Amazon shall be entitled to vote the shares of Common Stock owned by it or any of its Permitted Transferees or over which it or any of its Permitted Transferees has voting control, up to 14.9% of the Company’s outstanding shares of Common Stock (the “Voting Threshold”), in its sole and absolute discretion. During any time in which the Standstill Period is in effect, Amazon shall cause the shares of Common Stock owned by it or any of its Permitted Transferees or over which it or any of its Permitted Transferees has voting control in excess of the Voting Threshold to be voted (including, if applicable, through the execution of one or more written consents if stockholders of the Company are requested to vote through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of the Company): (x) in favor of all those persons nominated to serve as directors of the Company by the Board or its Nominating and Governance Committee and (y) with respect to any other action, proposal or other matter to be voted upon by the stockholders of the Company, in accordance with the recommendation of the Board.

(c) For so long as it is subject to the voting requirements of Section 1.3(b), Amazon hereby appoints the Chairman of the Board and any designee thereof, and each of them individually, its proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to shares of Company Common Stock in excess of the Voting Threshold that are owned by Amazon or any of its Permitted Transferees or over which Amazon or any of its Permitted Transferees has voting control to be voted in accordance with Section 1.3(b). This proxy and power of attorney is given to secure the performance of the duties of Amazon under this Agreement. Amazon shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy; this proxy and power of attorney granted by Amazon shall be irrevocable during the term of this Agreement (but subject to Section 1.3(b)), shall be deemed to be coupled with an interest sufficient under Applicable Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Amazon with respect to shares of Company Common Stock. The power of attorney granted by Amazon herein is a durable power of attorney and shall survive the dissolution or bankruptcy of Amazon.

1.4 Board Observer . During the period from the date of this Agreement until the Amazon Investor Rights Initiation Event, Amazon shall have the right to designate one individual (the “Amazon Observer”) to attend all meetings of the Board in a non-voting, observer capacity. The Amazon Observer shall be subject to the same criteria for acceptability as that of the Amazon Designee set forth in Section 1.2. The Company shall provide to the Amazon Observer notice of such meetings and, subject to Section 1.6, a copy of all materials provided to the members of the Board in their capacity as such, and shall provide the Amazon Observer with the same rights to expense reimbursement that it provides to independent members of the Board. During the Amazon Investor Rights Period, Amazon shall be entitled to designate an Amazon Observer to the Board in lieu of the Amazon Director.

1.5 Termination of Board Designation Rights. Promptly upon the occurrence of the Amazon Investor Rights Termination Event, all obligations of the Company with respect to, and all rights of, Amazon and the Amazon Director, Amazon Designee or Amazon Observer pursuant to this Article I (other than rights to indemnification, advancement and reimbursement of expenses and subrogation) shall terminate and, unless otherwise consented to by a majority of the members of the Board (in each case, excluding the Amazon Director, if any), Amazon shall cause the Amazon Director to immediately resign from the Board and the Amazon Observer to cease attending meetings of the Board.

1.6 Information Rights.

(a) For the avoidance of doubt, subject to Applicable Law, prior to the Amazon Investor Rights Termination Event, the Company and its Subsidiaries shall prepare and provide, or cause to be prepared and provided, to the Amazon Director (in his or her capacity as such) or the Amazon Observer, if applicable, any materials or other information generally prepared for or given to other members of the Board (excluding any such materials or other information prepared for and given solely to the Chief Executive Officer or the Chairman and no other member of the Board), as and when prepared for or given to any such other members, or any other materials or other information relating to the management, operations and finances of the Company and its Subsidiaries as and when generally provided to directors of the Company or as and when reasonably requested by the Amazon Director (in his or her capacity as such) or the Amazon Observer (in his or her capacity as such), as applicable; provided, however, that the Amazon Director or the Amazon Observer shall not be entitled to attend and otherwise participate in, and shall, to the extent applicable, waive notice of and recuse themselves from, such meetings or portions thereof, and shall not be entitled to receive any information, in each case (i) to the extent relating to Amazon, this Agreement, any other Transaction Documents or the transactions contemplated hereby or thereby, (ii) to the extent such information involves company pricing data or competitively sensitive information, in each case, about specific Company customers, (iii) if providing such information would violate Department of Defense regulations, (iv) if the Company believes that providing such information would violate Applicable Law (in which case the Company shall notify Amazon of such belief and the Company and Amazon shall consult and cooperate in good faith in determining whether the Company is legally prohibited from providing such information to the Amazon Director or the Amazon Observer, as applicable) or (v) with respect to information to be provided to the Amazon Observer, where the Company determines based upon advice from outside counsel that providing such information (A) would reasonably be expected to jeopardize an attorney-

client privilege or cause a loss of attorney work product protection or (B) would violate a contractual confidentiality obligation to any third party; provided, that, with respect to clauses (ii) through (v), the Company uses reasonable best efforts and cooperates in good faith with the Amazon Director or Amazon Observer, if applicable, to develop and implement reasonable alternative arrangements to provide the Amazon Director or the Amazon Observer, if applicable, with the intended benefits of this Section 1.6. The Amazon Director and the Amazon Observer, if applicable, shall be bound by and subject to the same confidentiality obligations as each other director of the Company; provided, however, that the Amazon Director or the Amazon Observer may share such materials or other information with Amazon, subject to the provisions of Section 1.6(d). During the term of this Agreement, the Company shall provide to Amazon within ten (10) Business Days after the end of each fiscal quarter a capitalization table of the Company setting forth the number of outstanding shares at the end of such fiscal quarter calculated on a fully diluted basis without regard to exercise or conversion prices of derivative securities. If the Company is at any time not subject to Section 13(a) or 15(d) under the Exchange Act other than during the Amazon Investor Rights Period, it shall furnish Amazon with the information set forth on Schedule 1.6(a) hereto.

(b) During the Amazon Investor Rights Period:

(i) The Company and its Subsidiaries shall prepare and provide, or cause to be prepared and provided, to Amazon:

(A) within the time periods applicable to the Company under Section 13(a) or 15(d) of the Exchange Act, all quarterly and annual financial statements required to be contained in a filing with the Commission on Forms 10-Q and 10-K; and

(B) if the Company is at any time not subject to Section 13(a) or 15(d) under the Exchange Act, the information set forth on Schedule 1.6(b)(i)(B) hereto.

(ii) The Company shall consider and respond in good faith to reasonable requests for information, to the extent already existing or that can be prepared without excessive cost or management time, regarding the Company and its Subsidiaries from Amazon (to the extent such requests are made in its capacity as a stockholder of the Company), it being understood that the Company shall have discretion as to (1) whether or not to provide, in whole or in part, any such requested information and (2) whether or not to impose restrictions on Amazon with respect to the types or categories of Representatives or other Persons to whom such information may be disclosed (including, for example, requiring that any such information be disclosed only to corporate staff of Amazon, and not to employees with operational responsibility), in each case in light of the nature of the request and the facts and circumstances at the time. Without limiting the generality of the foregoing, the Company and its Subsidiaries shall not be required to provide any such information if (i) the Company determines that such information is competitively sensitive, (ii) the Company determines in good faith that providing such information would adversely affect the Company (taking into account the nature of the request and the facts and circumstances at such time) or (iii) providing such information (A) would reasonably be expected to jeopardize an attorney-client privilege or cause a loss of attorney work product protection, (B) would violate a confidentiality obligation to any Person or (C) would violate any Applicable Law; provided, that, with respect to clauses (i)-(iii), the Company uses reasonable efforts, and cooperates in good faith with Amazon, to develop and implement reasonable alternative arrangements to provide Amazon (and its Representatives) with the intended benefits of this Section 1.6.

(c) In furtherance and not in limitation of the foregoing, during the Amazon Investor Rights Period, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to prepare and provide, or to cause to be prepared and provided, including, if requested and reasonably available, in electronic data format, to Amazon, or to assist Amazon with preparing (at the expense of Amazon), in a reasonably timely fashion upon reasonable prior request by Amazon, any (i) financial information (including those described in clauses (A)-(B) of Section 1.6(b)(i)) or other data relating to the Company and its Subsidiaries and (ii) any other relevant information or data, in each case to the extent necessary, as reasonably determined in good faith by Amazon for Amazon to (x) comply with GAAP or to comply with its reporting, filing, tax, accounting or other obligations under Applicable Law or (y) apply the equity method of accounting, in the event Amazon is required to account for its investment in the Company under the equity method of accounting under GAAP. The Company shall use reasonable best efforts to cause its and its Subsidiaries’ representatives to cooperate in good faith with Amazon in connection with the foregoing; provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall Amazon or its Affiliates disclose (including by reflecting such information on their financial statements) any financial information or other financial data provided to Amazon pursuant to this Section 1.6 prior to the Company’s first publicly disclosing such information in its ordinary course of business, other than pursuant to the terms of Section 1.6(d)(i) or Section 1.6(d)(iv) (solely to the extent required by subpoena, order or other compulsory legal process). Amazon shall promptly, upon request by the Company, reimburse the Company for all reasonable out of pocket costs and expenses incurred by the Company or any of its Subsidiaries in connection with any actions taken by the Company or any of its Subsidiaries pursuant to this Section 1.6(c).

(d) In furtherance of and not in limitation of any other similar agreement Amazon or any of its Representatives may have with the Company or its Subsidiaries, Amazon hereby agrees that all Confidential Information with respect to the Company shall be kept confidential by it and shall not be disclosed (including by reflecting such information on its financial statements) by it in any manner whatsoever, except as permitted by this Section 1.6(d). Any Confidential Information may be disclosed:

(i) by Amazon (x) to any of its Subsidiaries or (y) to its or its Subsidiaries’ respective directors, managers, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors thereof) (each of the Persons described in clauses (x) and (y), collectively, for purposes of this Section 1.6 and the definition of Confidential Information, “Representatives” of Amazon), in each case, solely if and to the extent any such Person needs to be provided such Confidential Information to assist Amazon or its Subsidiaries in evaluating or reviewing its existing or prospective direct or indirect investment in the Company, including in connection with the disposition thereof. Each Representative shall be deemed to be bound by the provisions of this Section 1.6(d) and Amazon shall be responsible for any breach of this Section 1.6(d) (or such other agreement or obligation, as applicable) by any of its Representatives;

(ii) by Amazon or any of its Representatives to the extent the Company consents in writing;

(iii) by Amazon or any of its Representatives to a potential Transferee (so long as such Transfer is permitted hereunder and such potential Transferee is not on the list of competitors of the Company described in Section 1.2); provided, that such Transferee agrees to be bound by the provisions of this Section 1.6(d) (or a confidentiality agreement having restrictions substantially similar to this Section 1.6(d)) and Amazon shall be responsible for any breach of this Section 1.6(d) (or such confidentiality agreement) by any such Transferee; or

(iv) by Amazon or any of its Representatives, after notice to the Company (to the extent practicable and permitted by Applicable Law), to the extent that Amazon or such Representative has been advised by its outside counsel that such disclosure is required to be made by it under Applicable Law or by a Governmental Authority; provided, that prior to making such disclosure, such Person uses reasonable best efforts to preserve the confidentiality of the Confidential Information to the extent permitted by Applicable Law, including, to the extent practicable and permitted by Applicable Law, consulting with the Company regarding such disclosure and, if reasonably requested by the Company, assisting the Company, at the Company’s expense, in seeking a protective order to prevent the requested disclosure; provided, further, that Amazon or such Representative, as the case may be, uses reasonable best efforts to disclose only that portion of the Confidential Information as is requested by the applicable Governmental Authority or as is, based on the advice of its outside counsel, legally required or compelled; and provided, further, that the parties hereto expressly agree that notwithstanding anything in the Confidentiality Agreement or any other confidentiality agreement between or among the Company, Amazon or its Subsidiaries or Representatives, to the contrary, any Confidential Information that is permitted to be disclosed or used in any manner pursuant to this Agreement can be so disclosed or used.

1.7 Tax Reporting Requirements. The Company shall comply with all reporting requirements under Sections 6038, 6038B, and 6046 of the U.S. Internal Revenue Code of 1986 (or any successor thereto) in connection with and to the extent applicable to the transactions contemplated by the Transaction Documents. To the extent that Amazon is subject to the same reporting requirements, the Company shall, insofar as permitted by Applicable Law, file on Amazon’s behalf. The Company also shall provide Amazon with any filings related to the transactions contemplated by the Transaction Documents under such sections for Amazon’s review two months prior to the due date for filing (including extensions). To the extent that the Company does not have a filing requirement under such sections, the Company shall, upon a request from Amazon, provide such information to Amazon as may be necessary to fulfill Amazon’s obligations thereunder in connection with the transactions contemplated by the Transaction Documents.

ARTICLE II

Transfers; Standstill Provisions

2.1 Transfer Restrictions.

(a) Other than solely in the case of a Permitted Transfer of the type described in Sections 2.1(b)(i), Section 2.1(b)(ii) or Section 2.1(b)(iii), Amazon shall not Transfer:

(i) the Warrants at any time;

(ii) any Warrant Shares to any Person that, as of the time of entry into the agreement governing the Transfer is, to Amazon’s actual knowledge (with no obligation of inquiry, other than to review the Section 13(d) and Section 13(g) filings made with respect to the Company Common Stock), the Beneficial Owner of more than 5% of the Company Common Stock; provided that this Section 2.1(a)(ii) shall not apply to any open market sale of Company Common Stock through a brokerage transaction or any sale of Company Common Stock pursuant to a bona fide Underwritten Offering; provided, further, that the Company may instruct the underwriter(s) of any such Underwritten Offering to exclude any Person that has filed a Schedule 13D or Schedule 13G with respect to the Company Common Stock; or

(iii) Warrant Shares representing more than 10% of the outstanding Company Common Stock in any single transaction; provided that this

Section 2.1(a)(iii) shall not apply to any open market sale of Company Common Stock through a brokerage transaction or any sale of Company Common Stock pursuant to a bona fide Underwritten Offering.

(b) “Permitted Transfers” means, in each case so long as such Transfer is in accordance with Applicable Law (including with respect to U.S. citizenship of air carriers) and the provisions of the Company’s certificate of incorporation and bylaws that are in effect as of the date hereof or are modified to comply with Applicable Law:

(i) a Transfer of the Warrants or Warrant Shares to a wholly owned Subsidiary of Amazon, so long as such Transferee, to the extent it has not already done so, executes a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Transferee agrees to be subject to all covenants and agreements of Amazon under this Agreement and makes all the representations and warranties set forth in Section 3.1(b) (although the representation and warranty in the first sentence thereof shall be made with respect to the applicable jurisdiction of incorporation and to the extent the concept is applicable in that jurisdiction) through (e) (a “Permitted Transferee”);

(ii) a Transfer of Warrant Shares in connection with an Acquisition Transaction approved by the Board (including if the Board (A) recommends that its stockholders tender in response to a tender or exchange offer that, if consummated, would constitute an Acquisition Transaction, or (B) does not recommend that its stockholders reject any such tender or exchange offer within the ten (10) Business Day period specified in Rule 14e-2(a) under the Exchange Act);

(iii) a Transfer of Warrant Shares that constitutes a tender into a tender or exchange offer commenced by the Company or any of its Affiliates;

(iv) a Transfer of Warrant Shares if required by, or reasonably necessary in order for, Amazon to obtain Governmental Approval for any acquisition of any entity or business (whether direct or indirect, including by way of merger, share exchange, share purchase, consolidation or any similar transaction); or

(v) a Transfer of Warrant Shares to the extent required under Applicable Law.

(c) Any Transfer or attempted Transfer of the Warrants or shares of Common Stock in violation of this Section 2.1 shall, to the fullest extent permitted by law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register or other books and records of the Company.

2.2 Standstill Provisions.

(a) Amazon agrees that from the date of this Agreement until the later of (x) the expiration or termination of the ATSA, and (y) an Amazon Investor Rights Termination Event (such period, the “Standstill Period”), without the prior written approval of the Board, Amazon shall not, directly or indirectly, and shall cause its Subsidiaries not to:

(i) acquire, agree to acquire, propose or offer to acquire, by purchase or otherwise, Equity Securities or Derivative Instruments of the Company, other than:

(A) Warrant Shares acquired by Amazon in accordance with the Investment Agreement;

(B) as a result of any stock split, stock dividend or distribution, other subdivision, reorganization, reclassification or similar capital transaction involving Equity Securities of the Company; or

(C) pursuant to and in accordance with Section 2.1(b)(i) and Section 2.1(b)(ii);

(ii) make, or in any way participate or engage in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Commission) (whether or not relating to the election or removal of directors) to vote any Voting Securities, or disclose how Amazon intends to vote its Warrant Shares on any contested election of directors or any contested proposal relating to an Acquisition Proposal;

(iii) call, or seek to call, a meeting of the stockholders of the Company or initiate any stockholder proposal for action by stockholders of the Company;

(iv) nominate or seek to nominate, directly or indirectly, any person to the Board (except pursuant to Article I);

(v) deposit any Voting Securities in a voting trust or similar contract or agreement or subject any Voting Securities to any voting agreement, pooling arrangement or similar arrangement, or grant any proxy with respect to any Voting Securities (in each case, other than (A) pursuant to Section 1.3(b) and Section 1.3(c), or (B) otherwise to the Company or a Person specified by the Company in a proxy card (paper or electronic) provided to stockholders of the Company by or on behalf of the Company);

(vi) make any public announcement with respect to, enter, agree to enter, propose or offer to enter into any merger, business combination, recapitalization, restructuring, change in control transaction or other similar extraordinary transaction involving the Company or any of its Subsidiaries, or purchase of a material portion of the assets, properties or Equity Securities of the Company, other than acquisitions of Equity Securities as follows:

(A) Warrant Shares acquired by Amazon in accordance with the Investment Agreement;

(B) as a result of any stock split, stock dividend or distribution, other subdivision, reorganization, reclassification or similar capital transaction involving Equity Securities of the Company; or

(C) pursuant to and in accordance with Section 2.1(b)(i) and Section 2.1(b)(ii);

(vii) otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of the Company (for the avoidance of doubt, excluding (A) any such act to the extent in its capacity as a commercial counterparty, customer, supplier, industry participant or the like and (B) any such act by the Amazon Director or the Amazon Observer, in their capacity as such, pursuant to the rights granted to such Person under Article I);

(viii) take any action that would reasonably be expected to require the Company to make a public announcement regarding any of the events described above;

(ix) advise or knowingly assist or knowingly encourage or enter into any discussions, negotiations, agreements or arrangements with any other Persons in connection with the foregoing;

(x) form, join or in any way participate in a Group (other than with its Subsidiary that is bound by the restrictions of this Section 2.2(a) or a Group that consists solely of Amazon and/or any of its Affiliates), with respect to any Voting Securities or otherwise in connection with any of the foregoing; or

(xi) publicly disclose any intention, plan or proposal with respect to any of the foregoing.

In addition, Amazon shall not, directly or indirectly, and shall not permit any of its Subsidiaries, directly or indirectly, to, contest the validity of this Section 2.2 or, subject to Section 2.2(b), seek a waiver, amendment or release of any provisions of this Section 2.2 (including this sentence) (whether by legal action or otherwise).

(b) Notwithstanding anything to the contrary contained herein or in any of the other Transaction Documents, including Section 2.2(a) hereof, Amazon shall not be prohibited or restricted from making and submitting:

(i) to the Company and/or the Board, any Acquisition Proposal that is intended by Amazon to be made and submitted on a non-publicly disclosed or announced basis, or any confidential request for the Company and/or the Board to waive, amend or provide a release of any provision of this Section 2.2 (whether or not in connection with such Acquisition Proposal); and

(ii) to the Company, the Board, and/or the Company’s stockholders, following any Acquisition Proposal received (or entered into) by the Company, the Board or the Company’s stockholders by any Person or Group other than Amazon or any of its Subsidiaries that is, was or becomes, publicly disclosed or announced (including as a result of being approved by the Board or otherwise the subject of any agreement, contract or understanding with the Company) (the “Original Public Acquisition Proposal”), a Qualifying Public Acquisition Proposal (which such Qualifying Public Acquisition Proposal may, for the avoidance of doubt, include requests for the Company and/or the Board to waive, amend or provide a release of any provision of this Section 2.2), or from taking any other action, whether or not otherwise restricted by Section 2.2(a), in connection with evaluating, making, submitting, negotiating, effectuating or implementing any such Qualifying Public Acquisition Proposal (or any amendment, supplement or modification thereto) provided that, in the case of this sub-clause (ii), the right of Amazon to evaluate, make, submit, negotiate, effectuate or implement a Qualifying Public Acquisition Proposal on a publicly disclosed and announced basis shall terminate with respect to the Original Public Acquisition Proposal if such Original Public Acquisition Proposal is publicly withdrawn (or terminated) (for the avoidance of doubt, an amendment, supplement or modification to, or replacement Acquisition Proposal in respect of, such Original Public Acquisition Proposal, shall not be deemed to be a withdrawal (or termination)) before Amazon initially publicly discloses or announces such Qualifying Public Acquisition Proposal; provided, further, that the immediately preceding proviso shall not prohibit or restrict Amazon from continuing, amending, supplementing or modifying, publicly or otherwise, any such Qualifying Public Acquisition Proposal that was initially publicly disclosed or announced prior to the public withdrawal (or termination) of the Original Public Acquisition Proposal, or limit in any respect the rights of Amazon with respect to any subsequent Original Public Acquisition Proposal (whether or not made by the same Person or Group, and whether or not related in any manner to any previously withdrawn (or terminated) Original Public Acquisition Proposal).

(c) Notwithstanding the foregoing, the provisions of this Section 2.2 shall not, and are not intended to, restrict the manner in which any Amazon Director may (i) vote on any matter submitted to the Board, (ii) participate in deliberations or discussions of the Board (including making suggestions or raising issues to the Board) in his or her capacity as a member of the Board, or (iii) take actions required by his or her exercise of legal duties and obligations as a member of the Board or refrain from taking any action prohibited by his or her legal duties and obligations as a member of the Board. For purposes of clarity, subject to Section 1.6, any Amazon Director may participate fully in discussions, deliberations, negotiations or determinations, or other actions or matters with respect to which any other members of the Board participate, regarding any Acquisition Proposal or any Acquisition Transaction; provided, that (x) such Acquisition Proposal or Acquisition Transaction is not made or submitted by Amazon and (y) Amazon has committed to the Company in writing not to make (directly or through its Subsidiaries) a Qualifying Public Acquisition Proposal with respect to such Acquisition Proposal or Acquisition Transaction.

(d) Notwithstanding anything to the contrary herein, the provisions of this Section 2.2 shall become void and of no further force and effect upon the Company’s publicly announcing the commencement of a process, or its intention to commence a process, to evaluate strategic alternatives for the Company.

2.3 Outside Activities.

(a) Subject to the provisions of Section 1.6 of this Agreement, each of Amazon, any of its Affiliates, the Amazon Director and the Amazon Observer may engage in or possess any interest in other investments, business ventures or Persons of any nature or description, independently or with others, similar or dissimilar to, or that competes with, the investments or business of the Company, and may provide advice and other assistance to any such investment, business venture or Person. The Company shall have no rights by virtue of this Agreement in and to such investments, business ventures or Persons or the income or profits derived therefrom.

(b) The pursuit of any such investment or venture, including any investment or venture relating to any air freight, air charter or air transportation services, even if competitive with the business of the Company, shall not be deemed wrongful or improper and shall not constitute a conflict of interest or breach of fiduciary or other duty in respect of the Company, its Subsidiaries or Amazon. None of Amazon, any of its Affiliates, the Amazon Director and the Amazon Observer shall be obligated to present any particular investment or business opportunity to the Company, including any opportunity relating to any air freight, air charter or air transportation services, even if such opportunity is of a character that, if presented to the Company, could be pursued by the Company, and each of Amazon, any of its Affiliates, the Amazon Director and the Amazon Observer shall have the right to pursue for its own account (individually or as a partner or a fiduciary) or to recommend to any other Person any such investment opportunity.

ARTICLE III

Representations and Warranties

3.1 Representations and Warranties of Amazon. Amazon hereby represents and warrants to the Company as follows as of the date hereof:

(a) Amazon does not Beneficially Own any shares of Company Common Stock or any Derivative Instruments of the Company.

(b) Amazon has been duly incorporated, is validly existing and is in good standing under the laws of the State of Delaware. Amazon has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(c) The execution and delivery by Amazon of this Agreement and the performance by it of its obligations under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under (x) Applicable Law or (y) the organizational documents of Amazon.

(d) The execution and delivery by Amazon of this Agreement and the performance by it of its obligations under this Agreement have been duly authorized by all necessary corporate action on the part of it. This Agreement has been duly executed and delivered by Amazon and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Amazon, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(e) Amazon: (i) is acquiring the Warrants and the Warrant Shares, as applicable, for its own account, solely for investment and not with a view toward, or for sale in connection with, any distribution thereof in violation of any foreign, federal, state or local securities or “blue sky” laws, or with any present intention of distributing or selling such Warrants or Warrant Shares, as applicable, in violation of any such laws, (ii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Warrants and the Warrant Shares, as applicable, and of making an informed investment decision and (iii) is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act. Amazon understands that the Company is relying on the statements contained herein to establish an exemption from registration under the Securities Act and under foreign, federal, state and local securities laws and acknowledges that the Warrants and the Warrant Shares are not registered under the Securities Act or any other Applicable Law and that such Warrants and Warrant Shares may not be Transferred except pursuant to the registration provisions of the Securities Act (and in compliance with any other Applicable Law) or pursuant to an applicable exemption therefrom.

3.2 Representations and Warranties of the Company. The Company hereby represents and warrants to Amazon as of the date hereof as follows:

(a) The Company has been duly incorporated, is validly existing and is in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x) Applicable Law, (y) the organizational documents of the Company (following any actions taken pursuant to Section 1.1(a) or Section 1.1(b)) or (z) any contract or agreement to which the Company is a party.

(c) The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Amazon, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

ARTICLE IV

Registration

4.1 Demand Registrations.

(a) Subject to the terms and conditions hereof, (x) solely during any period that the Company is then ineligible under Applicable Law to register Registrable Securities on Form S-3, or if the Company is so eligible but has failed to comply with its obligations under Section 4.3 or (y) following the expiration of the Company’s obligation to keep the Shelf Registration Statement continuously effective pursuant to Section 4.3(c), but only if there is no Shelf Registration Statement then in effect, any Demand Shareholders (“Requesting Shareholders”) shall be entitled to make an unlimited number of written requests of the Company (each, a “Demand”) for registration under the Securities Act of an amount of Registrable Securities then held by such Requesting Shareholders that equals or is greater than the Registrable Amount (a “Demand Registration” and such registration statement, a “Demand Registration Statement”). Thereupon, the Company shall, subject to the terms of this Agreement, use its reasonable best efforts to effect the registration as promptly as practicable (including reasonable best efforts to effect the registration no less than 30 days after receipt of the Demand) under the Securities Act of:

(i) the Registrable Securities which the Company has been so requested to register by the Requesting Shareholders for disposition in accordance with the intended method of disposition stated in such Demand;

(ii) all other Registrable Securities which the Company has been requested to register pursuant to Section 4.1(b), but subject to Section 4.1(g); and

(iii) all shares of Company Common Stock which the Company may elect to register in connection with any offering of Registrable Securities pursuant to this Section 4.1, but subject to Section 4.1(g);

all to the extent necessary to permit the disposition (in accordance with the intended methods thereof) of the Registrable Securities and the additional shares of Company Common Stock, if any, to be so registered.

(b) A Demand shall specify: (i) the aggregate number of Registrable Securities requested to be registered in such Demand Registration, (ii) the intended method of disposition in connection with such Demand Registration, to the extent then known, and (iii) the identity of the Requesting Shareholder(s). Within five (5) days after receipt of a Demand, the Company shall give written notice of such Demand to all other holders of Registrable Securities. The Company shall include in the Demand Registration covered by such Demand all Registrable Securities with respect to which the Company has received a written request for inclusion therein within five (5) days after the Company’s notice required by this paragraph has been given, subject to Section 4.1(g). Each such written request shall comply with the requirements of a Demand as set forth in this Section 4.1(b).

(c) A Demand Registration shall not be deemed to have been effected (i) unless the Demand Registration Statement with respect thereto has become effective and has remained effective for a period of at least one hundred twenty (120) days or such shorter period in which all Registrable Securities included in such Demand Registration have actually been sold or otherwise disposed of thereunder (provided, that such period shall be extended for a period of time equal to the period the holders of Registrable Securities refrain from selling any securities included in such registration statement at the request of the Company or the lead managing underwriter(s) pursuant to the provisions of this Agreement) or (ii) if, after it has become effective, such Demand Registration becomes subject, prior to one hundred twenty (120) days after effectiveness, to any stop order, injunction or other order or requirement of the Commission or other Governmental Authority, other than by reason of any act or omission by the applicable Selling Shareholders.

(d) Demand Registrations shall be on such appropriate registration form of the Commission as shall be selected by the Company and reasonably acceptable to the Requesting Shareholders.

(e) The Company shall not be obligated to (i) subject to Section 4.1(c), maintain the effectiveness of a registration statement under the Securities Act filed pursuant to a Demand Registration for a period longer than one hundred eighty (180) days or (ii) effect any Demand Registration (A) within ninety (90) days of a “firm commitment” Underwritten Offering in which all Demand Shareholders were offered “piggyback” rights pursuant to Section 4.2 (subject to Section 4.2(b)) and at least fifty percent (50%) of the number of Registrable Securities requested by such Demand Shareholders to be included in such Demand Registration were included, (B) within ninety (90) days of the completion of any other Demand Registration (including, for the avoidance of doubt, any Underwritten Offering pursuant to any Shelf Registration Statement) or (C) if, in the Company’s reasonable judgment, it is not feasible for the Company to proceed with the Demand Registration because of the unavailability of audited or other required financial statements of the Company or any other Person; provided, that the Company shall use its reasonable best efforts to obtain such financial statements as promptly as practicable.

(f) The Company shall be entitled to (i) postpone (upon written notice to the Demand Shareholders) the filing or the effectiveness of a registration statement for any Demand Registration, (ii) cause any Demand Registration Statement to be withdrawn and its effectiveness terminated and (iii) suspend the use of the prospectus forming the part of any registration statement, in each case in the event of a Blackout Period until the expiration of the applicable Blackout Period. In the event of a Blackout Period under clause (ii) of the definition thereof, the Company shall deliver to the Demand Shareholders requesting registration a certificate signed by either the chief executive officer or the chief financial officer of the Company certifying that, in the good faith judgment of the Company, the conditions described in clause (ii) of the definition of Blackout Period are met. Such certificate shall contain an approximation of the anticipated delay. Upon notice by the Company to the Demand Shareholders of any such determination, each Demand Shareholder covenants that, subject to Applicable Law, it shall keep the fact of any such notice strictly confidential, and, in the case of a Blackout Period pursuant to clause (ii)(y) of the definition of Blackout Period, promptly halt any offer, sale, trading or other Transfer by it or any of its Affiliates of any Registrable Securities for the duration of the Blackout Period set forth in such notice (or until such

Blackout Period shall be earlier terminated in writing by the Company) and promptly halt any use, publication, dissemination or distribution of the Demand Registration Statement, each prospectus included therein, and any amendment or supplement thereto by it and any of its Affiliates for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and, if so directed in writing by the Company, will deliver to the Company any copies then in the Demand Shareholder’s possession of the prospectus covering such Registrable Securities that was in effect at the time of receipt of such notice.

(g) If, in connection with a Demand Registration that involves an Underwritten Offering, the lead managing underwriter(s) advise(s) the Company that, in its (their) good faith opinion, the inclusion of all of the securities sought to be registered in connection with such Demand Registration would adversely affect the success thereof, then the Company shall include in such registration statement only such securities as the Company is advised by such lead managing underwriter(s) can be sold without such adverse effect as follows and in the following order of priority: (i) first, up to the number of Registrable Securities requested to be included in such Demand Registration by the Demand Shareholders, which, in the good faith opinion of the lead managing underwriter(s), can be sold without adversely affecting the success thereof, pro rata among such Demand Shareholders on the basis of the number of such Registrable Securities requested to be included by such Demand Shareholders; (ii) second, securities the Company proposes to sell; and (iii) third, all other securities of the Company duly requested to be included in such registration statement, pro rata on the basis of the amount of such other securities requested to be included or such other allocation method determined by the Company.

(h) Any time that a Demand Registration involves an Underwritten Offering, the Requesting Shareholder(s) shall select the investment banker(s) and manager(s) that will serve as managing underwriters (including which such managing underwriters will serve as lead or co-lead) and underwriters with respect to the offering of such Registrable Securities; provided, that such investment banker(s) and manager(s) shall be reasonably acceptable to the Company (such acceptance not to be unreasonably withheld, conditioned or delayed).

4.2 Piggyback Registrations.

(a) Subject to the terms and conditions hereof, whenever the Company proposes to register any Company Common Stock (or any other securities that are of the same class or series as any Registrable Securities that are not shares of Company Common Stock) under the Securities Act (other than a registration by the Company (i) on Form S-4 or any successor form thereto, (ii) on Form S-8 or any successor form thereto, (iii) on a Shelf Registration Statement or (iv) pursuant to Section 4.1) (a “Piggyback Registration”), whether for its own account or for the account of others, the Company shall give all Demand Shareholders prompt written notice thereof (but not less than five

(5) Business Days prior to the filing by the Company with the Commission of any registration statement with respect thereto). Such notice (a “Piggyback Notice”) shall specify the number of shares of Company Common Stock (or other securities, as applicable) proposed to be registered, the proposed date of filing of such registration statement with the Commission, the proposed means of distribution and the proposed managing underwriter(s) (if any) and a good faith estimate by the Company of the proposed minimum offering price of such shares of Company Common Stock (or other securities, as applicable), in each case to the extent then known. Subject to Section 4.2(b), the Company shall include in each such Piggyback Registration all Registrable Securities held by Demand Shareholders (a “Piggyback Seller”) with respect to which the Company has received written requests (which written requests shall specify the number of Registrable Securities requested to be disposed of by such Piggyback Seller) for inclusion therein within five (5) days after such Piggyback Notice is received by such Piggyback Seller.

(b) If, in connection with a Piggyback Registration that involves an Underwritten Offering, the lead managing underwriter(s) advise(s) the Company that, in its opinion, the inclusion of all the securities sought to be included in such Piggyback Registration by (w) the Company, (x) other Persons who have sought to have shares of Company Common Stock registered in such Piggyback Registration pursuant to rights to demand (other than pursuant to so-called “piggyback” or other incidental or participation registration rights) such registration (such Persons being “Other Demanding Sellers”), (y) the Piggyback Sellers and (z) any other proposed sellers of shares of Company Common Stock (such Persons being “Other Proposed Sellers”), as the case may be, would adversely affect the success thereof, then the Company shall include in the registration statement applicable to such Piggyback Registration only such securities as the Company is so advised by such lead managing underwriter(s) can be sold without such an effect, as follows and in the following order of priority:

(i) if the Piggyback Registration relates to an offering for the Company’s own account, then (A) first, such number of shares of Company Common Stock (or other securities, as applicable) to be sold by the Company as the Company, in its reasonable judgment, shall have determined, (B) second, Registrable Securities of Piggyback Sellers, pro rata on the basis of the number of Registrable Securities proposed to be sold by such Piggyback Sellers, (C) third, shares of Company Common Stock sought to be registered by Other Demanding Sellers, pro rata on the basis of the number of shares of Company Common Stock proposed to be sold by such Other Demanding Sellers and (D) fourth, other shares of Company Common Stock proposed to be sold by any Other Proposed Sellers; or

(ii) if the Piggyback Registration relates to an offering other than for the Company’s own account, then (A) first, such number of shares of Company

Common Stock (or other securities, as applicable) sought to be registered by each Other Demanding Seller pro rata in proportion to the number of securities sought to be registered by all such Other Demanding Sellers, (B) second, Registrable Securities of Piggyback Sellers, pro rata on the basis of the number of Registrable Securities proposed to be sold by such Piggyback Sellers, (C) third, shares of Company Common Stock to be sold by the Company and (D) fourth, other shares of Company Common Stock proposed to be sold by any Other Proposed Sellers.

(c) For clarity, in connection with any Underwritten Offering under this Section 4.2 for the Company’s account, the Company shall not be required to include the Registrable Securities of a Piggyback Seller in the Underwritten Offering unless such Piggyback Seller accepts the terms of the underwriting as agreed upon between the Company and the lead managing underwriter(s), which shall be selected by the Company.

(d) If, at any time after giving written notice of its intention to register any shares of Company Common Stock (or other securities, as applicable) as set forth in this Section 4.2 and prior to the time the registration statement filed in connection with such Piggyback Registration is declared effective, the Company shall determine for any reason not to register such shares of Company Common Stock (or other securities, as applicable), the Company may, at its election, give written notice of such determination to the Piggyback Sellers within five (5) Business Days thereof and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such particular withdrawn or abandoned Piggyback Registration; provided, that, if permitted pursuant to Section 4.1, the Demand Shareholders may continue the registration as a Demand Registration pursuant to the terms of Section 4.1.

4.3 Shelf Registration Statement.

(a) Subject to the terms and conditions hereof, and further subject to the availability of a registration statement on Form S-3 or any successor form thereto (“Form S-3”) to the Company, any of the Demand Shareholders may by written notice delivered to the Company (the “Shelf Notice”) require the Company to file as soon as reasonably practicable, and to use reasonable best efforts to cause to be declared effective by the Commission as soon as reasonably practicable after such filing date, a Form S-3 providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act relating to the offer and sale, from time to time, of an amount of Registrable Securities then held by such Demand Shareholders that equals or is greater than the Registrable Amount (the “Shelf Registration Statement”). To the extent the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act), the Company shall file the Shelf Registration Statement in the form of an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) or any successor form thereto. If registering a number of Registrable Securities, the Company shall pay the registration fee for all Registrable Securities to be registered pursuant to an automatic shelf registration statement at the time of filing of the automatic shelf registration statement and shall not elect to pay any portion of the registration fee on a deferred basis.

(b) Within five (5) days after receipt of a Shelf Notice pursuant to Section 4.3(a), the Company will deliver written notice thereof to all other holders of Registrable Securities. Each other holder of Registrable Securities may elect to participate with respect to its Registrable Securities in the Shelf Registration Statement in accordance with the plan and method of distribution set forth, or to be set forth, in such Shelf Registration Statement by delivering to the Company a written request to so participate within five (5) days after the Shelf Notice is received by any such holder of Registrable Securities.

(c) Subject to Section 4.3(d), the Company shall use its reasonable best efforts to keep the Shelf Registration Statement continuously effective until the earlier of (i) three (3) years after the Shelf Registration Statement has been declared effective; and (ii) the date on which all Registrable Securities covered by the Shelf Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Shelf Registration Statement, or otherwise cease to be Registrable Securities.

(d) Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, from time to time, by providing written notice to the holders of Registrable Securities who elected to participate in the Shelf Registration Statement, to require such holders of Registrable Securities to suspend the use of the prospectus for sales of Registrable Securities under the Shelf Registration Statement during any Blackout Period. In the event of a Blackout Period under clause (ii) of the definition thereof, the Company shall deliver to the Demand Shareholders requesting registration a certificate signed by either the chief executive officer or the chief financial officer of the Company certifying that, in the good faith judgment of the Company, the conditions described in clause (ii) of the definition of Blackout Period are met. Such certificate shall contain an approximation of the anticipated delay. Upon notice by the Company to the Demand Shareholders of any such determination, each Demand Shareholder covenants that it shall, subject to Applicable Law, keep the fact of any such notice strictly confidential, and, in the case of a Blackout Period pursuant to clause (ii)(y) of the definition of Blackout Period, promptly halt any offer, sale, trading or other Transfer by it or any of its Affiliates of any Registrable Securities for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and promptly halt any use, publication, dissemination or distribution of the Shelf Registration Statement, each prospectus included therein, and any amendment or supplement thereto by it and any of its Affiliates for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and, if so directed in writing by the Company, will deliver to the Company any copies then in the Demand Shareholder’s possession of the prospectus covering such Registrable Securities that was in effect at the time of receipt of such notice.

(e) After the expiration of any Blackout Period and without any further request from a holder of Registrable Securities, the Company, to the extent necessary, shall as promptly as reasonably practicable prepare a post-effective amendment or supplement to the Shelf Registration Statement or the prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f) At any time that a Shelf Registration Statement is effective, if any Demand Shareholder delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to sell all of part of its Registrable Securities included by it on the Shelf Registration Statement (a “Shelf Offering”), then the Company shall amend or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering (taking into account, solely in connection with a Marketed Underwritten Shelf Offering, the inclusion of Registrable Securities by any other holders pursuant to this Section 4.3). In connection with any Shelf Offering that is an Underwritten Offering and where the plan of distribution set forth in the applicable Take-Down Notice includes a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the Company and the underwriters (a “Marketed Underwritten Shelf Offering”):

(i) such proposing Demand Shareholder(s) shall also deliver the Take-Down Notice to all other Demand Shareholders included on the Shelf Registration Statement and permit each such holder to include its Registrable Securities included on the Shelf Registration Statement in the Marketed Underwritten Shelf Offering if such holder notifies the proposing Demand Shareholder(s) and the Company within two (2) days after delivery of the Take-Down Notice to such holder; and

(ii) if the lead managing underwriter(s) advises the Company and the proposing Demand Shareholder(s) that, in its opinion, the inclusion of all of the securities sought to be sold in connection with such Marketed Underwritten Shelf Offering would adversely affect the success thereof, then there shall be included in such Marketed Underwritten Shelf Offering only such securities as the proposing Demand Shareholder(s) is advised by such lead managing underwriter(s) can be sold without such adverse effect, and such number of Registrable Securities shall be allocated in the same manner as described in Section 4.1(g). Except as otherwise expressly specified in this Section 4.3, any Marketed Underwritten Shelf Offering shall be subject to the same requirements, limitations and other provisions of this Article IV as would be applicable to a Demand Registration (i.e., as if such Marketed Underwritten Shelf Offering were a Demand Registration), including Section 4.1(e)(ii) and Section 4.1(g).

(g) Notwithstanding any other provision of this Agreement, if the requesting Demand Shareholder wishes to engage in a block sale (including a block sale off of a Shelf Registration Statement or an effective automatic shelf registration statement, or in connection with the registration of the Registrable Securities under an automatic shelf registration statement for purposes of effectuating a block sale), then notwithstanding the foregoing or any other provisions hereunder, no Demand Shareholder shall be entitled to receive any notice of or have its Registrable Securities included in such block sale.

4.4 Withdrawal Rights. Any holder of Registrable Securities having notified or directed the Company to include any or all of its Registrable Securities in a registration statement under the Securities Act shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated by it for registration by giving written notice to such effect to the Company prior to the effective date of such registration statement. In the event of any such withdrawal, the Company shall not include such Registrable Securities in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement (subject to the other terms and conditions of this Agreement). No such withdrawal shall affect the obligations of the Company with respect to the Registrable Securities not so withdrawn; provided, however, that in the case of a Demand Registration, if such withdrawal shall reduce the number of Registrable Securities sought to be included in such registration below the Registrable Amount, then the Company shall as promptly as practicable give each Demand Shareholder seeking to register Registrable Securities notice to such effect and, within five (5) days following the mailing of such notice, such Demand Shareholder still seeking registration shall, by written notice to the Company, elect to register additional Registrable Securities to satisfy the Registrable Amount or elect that such registration statement not be filed or, if theretofore filed, be withdrawn. During such five (5) day period, the Company shall not file such registration statement if not theretofore filed or, if such registration statement has been theretofore filed, the Company shall not seek, and shall use reasonable best efforts to prevent, the effectiveness thereof.

4.5 [Reserved].

4.6 Holdback Agreements.

(a) Amazon shall enter into customary agreements restricting the sale or distribution of Equity Securities of the Company (including sales pursuant to Rule 144 under the Securities Act) to the extent required in writing by the lead managing underwriter(s) with respect to an applicable Underwritten Offering during the period commencing on the date of the request (which shall be no earlier than fourteen (14) days prior to the expected “pricing” of such Underwritten Offering) and continuing for not more than ninety (90) days after the date of the “final” prospectus (or “final” prospectus supplement if the Underwritten Offering is made pursuant to a Shelf Registration Statement), pursuant to which such Underwritten Offering shall be made, plus an extension period, as may be proposed by the lead managing underwriter(s) to address FINRA regulations regarding the publishing of research, or such lesser period as is required by the lead managing underwriter(s). The Company shall not include Registrable Securities of any other Demand Shareholder in such an Underwritten Offering unless such other Demand Shareholder enters into a customary agreement restricting the sale or distribution of Equity Securities of the Company (including sales pursuant to Rule 144 under the Securities Act) if requested by the lead managing underwriter(s).

(b) If any Demand Registration or Shelf Offering involves an Underwritten Offering, the Company will not effect any sale or distribution of Company Common Stock (or securities convertible into or exchangeable or exercisable for Company Common Stock) (other than a registration statement on Form S-4, Form S-8 or any successor forms thereto) for its own account, within sixty (60) days (plus an extension period as may be proposed by the lead managing underwriter(s) for such Underwritten Offering to address FINRA regulations regarding the publication of research, or such shorter periods as the lead managing underwriter(s) may agree with the Company), after the date of the “final” prospectus (or “final” prospectus supplement if the Underwritten Offering is made pursuant to a Shelf Registration Statement), pursuant to which such Underwritten Offering shall be made, except as may otherwise be agreed between the Company and the lead managing underwriter(s) of such Underwritten Offering.

4.7 Registration Procedures.

(a) If and whenever the Company is required to use reasonable best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Section 4.1, Section 4.2 or Section 4.3, the Company shall as expeditiously as reasonably practicable:

(i) prepare and file with the Commission a registration statement to effect such registration in accordance with the intended method or methods of distribution of such securities and thereafter use reasonable best efforts to cause such registration statement to become and remain effective pursuant to the terms of this Article IV; provided, however, that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto; provided, further, that before filing such registration statement or any amendments thereto, the Company will furnish to the Demand Shareholders which are including Registrable Securities in such registration (“Selling Shareholders”), their counsel and the lead managing underwriter(s), if any, copies of all such documents proposed to be filed, which documents will be subject to the review and reasonable comment of such counsel, and other documents reasonably requested by such counsel, including any comment letter from the Commission, and, if requested by such counsel, provide such counsel reasonable opportunity to participate in the preparation of such registration statement and each prospectus included therein and such other opportunities to conduct a reasonable investigation within the meaning of the Securities Act, including reasonable access to the Company’s books and records, officers, accountants and other advisors. The Company shall not file any such registration statement or prospectus or any amendments or supplements thereto with respect to a Demand Registration to which the holders of a majority of Registrable Securities held by the Requesting Shareholder(s), their counsel or the lead managing underwriter(s), if any, shall reasonably object, in writing, on a timely basis, unless, in the opinion of the Company, such filing is necessary to comply with Applicable Law;

(ii) except in the case of a Shelf Registration Statement, prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective pursuant to the terms of this Article IV, and comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(iii) in the case of a Shelf Registration Statement, prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Shelf Registration Statement effective and to comply in all material respects with the provision of the Securities Act with respect to the disposition of the Registrable Securities subject thereto for a period ending on the earlier of (x) thirty-six (36) months after the initial effective date of such Shelf Registration Statement, (y) the date when all restrictive legends on the Registrable Securities have been removed or (z) the date on which all the Registrable Securities held by the Demand Shareholders cease to be Registrable Securities;

(iv) if requested by the lead managing underwriter(s), if any, or the holders of a majority of the then outstanding Registrable Securities being sold in connection with an Underwritten Offering, promptly include in a prospectus supplement or post-effective amendment such information as the lead managing underwriter(s), if any, and such holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such post-effective amendment as soon as reasonably practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 4.7(a)(iv) that are not, in the opinion of counsel for the Company, in compliance with Applicable Law;

(v) furnish to the Selling Shareholders and each underwriter, if any, of the securities being sold by such Selling Shareholders such number of conformed copies of such registration statement and of each amendment and supplement thereto, such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and each free writing prospectus (as defined in Rule 405 of the Securities Act) (a “Free Writing Prospectus”) utilized in connection therewith and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such Selling Shareholders and underwriter, if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such Selling Shareholders;

(vi) use reasonable best efforts to register or qualify or cooperate with the Selling Shareholders, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities covered by such registration statement under such other securities laws or “blue sky” laws of such jurisdictions as the Selling Shareholders and any underwriter of the securities being sold by such Selling Shareholders shall reasonably request, and to keep each such registration or qualification (or exemption therefrom) effective during the period such registration statement is required to be kept effective and take any other action which may be necessary or reasonably advisable to enable such Selling Shareholders and underwriters to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Selling Shareholders, except that the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (vi) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(vii) use reasonable best efforts to cause such Registrable Securities (if such Registrable Securities are shares of Company Common Stock) to be listed on each securities exchange on which shares of Company Common Stock are then listed;

(viii) use reasonable best efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement;

(ix) enter into such agreements (including an underwriting agreement) in form, scope and substance as is customary in underwritten offerings of Company Common Stock by the Company and use its reasonable best efforts to take all such other actions reasonably requested by the holders of a majority of the Registrable Securities being sold in connection therewith (including those reasonably requested by the lead managing underwriter(s), if any) to expedite or facilitate the disposition of such Registrable Securities, and in such connection, whether or not an underwriting agreement is entered into and whether or not the registration is an Underwritten Offering (A) make such representations and warranties to the holders of such Registrable Securities and the underwriters, if any, with respect to the business of the Company and its Subsidiaries, and the registration statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers in underwritten offerings, and, if true, confirm the same if and when requested, (B) if any underwriting agreement has been entered into, the same shall contain customary indemnification provisions and procedures with respect to all parties to be indemnified pursuant to Section 4.10, except as otherwise agreed by the holders of a majority of the Registrable Securities being sold and (C) deliver such documents and certificates as reasonably requested by the holders of a majority of the Registrable Securities being sold, their counsel and the lead managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to sub-clause (A) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company. The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder;

(x) in connection with an Underwritten Offering, use reasonable best efforts to obtain for the underwriter(s) (A) opinions of counsel for the Company, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such underwriters and (B) “comfort” letters and updates thereof (or, in the case of any such Person which does not satisfy the conditions for receipt of a “comfort” letter specified in Statement on Auditing Standards No. 72, an “agreed upon procedures” letter) signed by the independent public accountants who have certified the Company’s financial statements included in such registration statement, covering the matters customarily covered in “comfort” letters in connection with underwritten offerings;

(xi) make available for inspection by the Selling Shareholders, any underwriter participating in any disposition pursuant to any registration statement, and any attorney, accountant or other agent or representative retained in connection with such offering by such Selling Shareholders or underwriter

(collectively, the “Inspectors”), financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary, or as shall otherwise be reasonably requested, to enable them to exercise their due diligence responsibility, and cause the officers, directors and employees of the Company and its Subsidiaries to supply all information in each case reasonably requested by any such representative, underwriter, attorney, agent or accountant in connection with such registration statement; provided, however, that the Company shall not be required to provide any information under this Section 4.7(a)(xi) if (A) the Company believes, after consultation with counsel for the Company, that to do so would cause the Company to forfeit an attorney-client privilege that was applicable to such information or (B) either (1) the Company has requested and been granted from the Commission confidential treatment of such information contained in any filing with the Commission or documents provided supplementally or otherwise or (2) the Company reasonably determines in good faith that such Records are confidential and so notifies the Inspectors in writing; unless prior to furnishing any such information with respect to clause (1) or (2) such Selling Shareholder requesting such information enters into, and causes each of its Inspectors to enter into, a confidentiality agreement on terms and conditions reasonably acceptable to the Company; provided, further, that each Selling Shareholder agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction or by another Governmental Authority, give notice to the Company and allow the Company, at its expense, to undertake appropriate action seeking to prevent disclosure of the Records deemed confidential;

(xii) as promptly as practicable notify in writing the Selling Shareholders and the underwriters, if any, of the following events: (A) the filing of the registration statement, any amendment thereto, the prospectus or any prospectus supplement related thereto or post-effective amendment to the registration statement or any Free Writing Prospectus utilized in connection therewith, and, with respect to the registration statement or any post-effective amendment thereto, when the same has become effective; (B) any request by the Commission or any other U.S. or state governmental authority for amendments or supplements to the registration statement or the prospectus or for additional information; (C) the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings by any Person for that purpose; (D) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; (E) if at any time the representations and warranties of the Company contained in any mutual agreement (including any underwriting agreement) contemplated by Section 4.7(a)(ix) cease to be true and correct in any material respect; and (F) upon the happening of any event that makes any statement made in such registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such registration statement, prospectus or documents so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and, at the request of any Selling Shareholder, promptly prepare and furnish to such Selling Shareholder a reasonable number of copies of a supplement to or an amendment of such registration statement or prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(xiii) use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of such registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest reasonable practicable date, except that, subject to the requirements of Section 4.7(a)(vi), the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (xiii) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(xiv) cooperate with the Selling Shareholders and the lead managing underwriter(s) to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under Applicable Law) representing securities sold under any registration statement, and enable such securities to be in such denominations and registered in such names as the lead managing underwriter(s) or such Selling Shareholders may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of such registration statement a supply of such certificates;

(xv) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(xvi) have appropriate officers of the Company prepare and make presentations at a reasonable number of “road shows” and before analysts and rating agencies, as the case may be, and other information meetings reasonably organized by the underwriters, take other actions to obtain ratings for any Registrable Securities (if they are eligible to be rated) and otherwise use its reasonable best efforts to cooperate as reasonably requested by the Selling Shareholders and the underwriters in the offering, marketing or selling of the Registrable Securities; provided, however, that the scheduling of any such “road shows” and other meetings shall not unduly interfere with the normal operations of the business of the Company; and

(xvii) take all other customary actions reasonably requested by Amazon or the lead managing underwriter(s) pursuant to this Article IV to effect the intent of this Article IV.

(b) The Company may require each Selling Shareholder and each underwriter, if any, to furnish the Company in writing such information regarding each Selling Shareholder or underwriter and the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing to complete or amend the information required by such registration statement.

(c) Each Selling Shareholder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in clauses (B), (C), (D), (E) and (F) of Section 4.7(a)(xii), such Selling Shareholder shall forthwith discontinue such Selling Shareholder’s disposition of Registrable Securities pursuant to the applicable registration statement and prospectus relating thereto until such Selling Shareholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.7(a)(xii), or until it is advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus; provided, however, that the Company shall extend the time periods under Section 4.1(c) with respect to the length of time that the effectiveness of a registration statement must be maintained by the amount of time the holder is required to discontinue disposition of such securities.

(d) With a view to making available to the holders of Registrable Securities the benefits of Rule 144 under the Securities Act and any other rule or regulation of the Commission that may at any time permit a holder to sell securities of the Company to the public without registration, the Company shall:

(i) use reasonable best efforts to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(ii) use reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act, at any time when the Company is subject to such reporting requirements; and

(iii) furnish to any holder of Registrable Securities, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act and of the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed or furnished by the Company with the Commission as such holder may reasonably request in connection with the sale of Registrable Securities without registration (in each case to the extent not readily publicly available).

4.8 Registration Expenses. All fees and expenses incident to the Company’s performance of its obligations under this Article IV, including (a) all registration and filing fees, including all fees and expenses of compliance with securities and “blue sky” laws (including the reasonable and documented fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities pursuant to Section 4.7(a)(vi)) and all fees and expenses associated with filings required to be made with FINRA (including, if applicable, the fees and expenses of any “qualified independent underwriter” as such term is defined in FINRA Rule 5121, except in the event that Requesting Shareholders select the underwriters) (b) all printing (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with the Depository Trust Company and of printing prospectuses if the printing of prospectuses is requested by Amazon) and copying expenses, (c) all messenger, telephone and delivery expenses, (d) all fees and expenses of the Company’s independent certified public accountants and counsel (including with respect to “comfort” letters and opinions), (e) expenses of the Company incurred in connection with any “road show”, other than any expense paid or payable by the underwriters and (f) reasonable and documented fees and disbursements of one counsel for all holders of Registrable Securities whose Registrable Securities are included in a registration statement, which counsel shall be selected by, in the case of a Demand Registration, the Requesting Shareholders, in the case of a Shelf Offering, the Demand Shareholder(s) requesting such offering, or in the case of any other registration, the holders of a majority of the Registrable Securities being sold in connection therewith, shall be borne solely by the Company whether or not any registration statement is filed or becomes effective. In connection with the Company’s performance of its obligations under this Article IV, the Company will pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties and the expense of any annual audit) and the expenses and fees for listing the securities to be registered on the primary securities exchange or over-the-counter market on which similar securities issued by the Company are then listed or traded. Each Selling Shareholder shall pay its portion of all underwriting discounts and commissions and transfer taxes, if any, relating to the sale of such Selling Shareholder’s Registrable Securities pursuant to any registration.

4.9 Miscellaneous.

(a) Not less than five (5) Business Days before the expected filing date of each registration statement pursuant to this Agreement, the Company shall notify each holder of Registrable Securities who has timely provided the requisite notice hereunder entitling such holder to register Registrable Securities in such registration statement of the information, documents and instruments from such holder that the Company or any underwriter reasonably requests in connection with such registration statement, including a questionnaire, custody agreement, power of attorney, lock-up letter and underwriting agreement (the “Requested Information”). If the Company has not received, on or before the second Business Day before the expected filing date, the Requested Information from such holder, the Company may file the registration statement without including Registrable Securities of such holder. The failure to so include in any registration statement the Registrable Securities of a holder of Registrable Securities (with regard to that registration statement) shall not result in any liability on the part of the Company to such holder.

(b) The Company shall not grant any demand, piggyback or shelf registration rights the terms of which are senior to or conflict with the rights granted to Amazon hereunder to any Person without the prior written consent of Amazon.

4.10 Registration Indemnification.

(a) The Company agrees, without limitation as to time, to indemnify and hold harmless, to the fullest extent permitted by law, each Selling Shareholder and its Affiliates and their respective officers, directors, members, stockholders, employees, managers and partners and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such Selling Shareholder or such other indemnified Person and the officers, directors, members, stockholders, employees, managers and partners of each such controlling Person, each underwriter, if any, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such underwriter, from and against all losses, claims, damages, liabilities, costs, expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), judgments, fines, penalties, charges and amounts paid in settlement (collectively, the “Losses”), as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (without limitation of the preceding portions of this Section 4.10(a)) will reimburse each such Selling Shareholder, each of its Affiliates, and each of their respective officers, directors, members, stockholders, employees, managers and partners and each such Person who controls each such Selling Shareholder and the officers, directors, members, stockholders, employees, managers, partners, accountants, attorneys and agents of each such controlling Person, each such underwriter and each such Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, except insofar as the same are caused by any information furnished in writing to the Company by any Selling Shareholder or underwriter expressly for use therein.

(b) In connection with any registration statement in which a Selling Shareholder is participating, without limitation as to time, each such Selling Shareholder shall, severally and not jointly, indemnify the Company, its directors, officers and employees, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company, from and against all Losses, as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of material fact contained in the registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (without limitation of the preceding portions of this Section 4.10(b)) will reimburse the Company, its directors, officers and employees and each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, in each case solely to the extent, but only to the extent, that such untrue statement or omission is made in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by such Selling Shareholder for inclusion in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto. Notwithstanding the foregoing, no Selling Shareholder shall be liable under this Section 4.10(b) for amounts in excess of the net proceeds received by such holder in the offering giving rise to such liability.

(c) Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been actually and materially prejudiced by such failure to provide such notice on a timely basis.

(d) In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and acknowledging the obligations of the indemnifying party with respect to such proceeding, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that (A) there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party and, as a result, a conflict of interest exists or (B) such action involves, or is reasonably likely to have an effect beyond, the scope of matters that are subject to indemnification pursuant to this Section 4.10 or (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or would reasonably be expected to be materially prejudiced by such delay, in either event the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining one separate legal counsel (for the avoidance of doubt, for all indemnified parties in connection therewith)). For the avoidance of doubt, notwithstanding any such assumption by an indemnifying party, the indemnified party shall have the right to employ separate counsel in any such matter and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party except as provided in the previous sentence. An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement (x) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation, (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party and (z) is settled solely for cash for which the indemnified party would be entitled to indemnification hereunder.

(e) The indemnification provided for under this Agreement shall survive the Transfer of the Registrable Securities and the termination of this Agreement.

(f) If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, no Selling Shareholder shall be required to make a contribution in excess of the amount received by such Selling Shareholder from its sale of Registrable Securities in connection with the offering that gave rise to the contribution obligation.

4.11 Free Writing Prospectuses. Amazon shall not use any “free writing prospectus” (as defined in Rule 405 under the Securities Act) in connection with the sale of Registrable Securities pursuant to this Article IV without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Amazon may use any free writing prospectus prepared and distributed by the Company.

ARTICLE V

Definitions

5.1 Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“Acquisition Proposal” means any proposal, offer, inquiry, indication of interest or expression of intent (whether binding or non-binding, and whether communicated to the Company, the Board or publicly announced to the Company’s stockholders or otherwise) by any Person or Group relating to an Acquisition Transaction.

“Acquisition Transaction” means (a) any transaction or series of related transactions as a result of which any Person or group of Persons within the meaning of Section 13(d)(3) of the Exchange Act (excluding Amazon or any of its Affiliates) becomes the Beneficial Owner, directly or indirectly, of 30% or more of the outstanding

Equity Securities (measured by either voting power or economic interests) of the Company, (b) any transaction or series of related transactions in which the stockholders of the Company immediately prior to such transaction or series of related transactions (the “Pre-Transaction Stockholders”) cease to Beneficially Own, directly or indirectly, at least 70% of the outstanding Equity Securities (measured by either voting power or economic interests) of the Company or in the surviving or resulting entity of such transaction; provided that this clause (b) shall not apply if (i) such transaction or series of related transactions is an acquisition by the Company effected, in whole or in part, through the issuance of Equity Securities of the Company, (ii) such acquisition does not result in a Person or group of Persons within the meaning of Section 13(d)(3) of the Exchange Act Beneficially Owning, directly or indirectly, a greater percentage of the outstanding Equity Securities (measured by either voting power or economic interests) of the Company than Amazon and its Affiliates, and (iii) the Pre-Transaction Stockholders continue to Beneficially Own, directly or indirectly, at least 60% of the outstanding Equity Securities (measured by voting power and economic interests) of the Company, (c) individuals who constitute the Continuing Directors, taken together, ceasing for any reason to constitute at least a majority of the Board or (d) any sale or lease or exchange, transfer, license or disposition of a business, deposits or assets that constitute 30% or more of the consolidated assets, revenues, net income or deposits of the Company in any transaction or series of related transactions (other than (i) sales or leases of aircraft in the ordinary course of business or (ii) with respect to Polar Air Cargo Worldwide, Inc. or any of its subsidiaries or any of their assets or businesses).

“Affiliate” has the meaning set forth in the Investment Agreement.

“Agreement” has the meaning set forth in the preamble.

“Amazon” has the meaning set forth in the preamble.

“Amazon Designee” means an individual designated in writing by Amazon for nomination for election or for appointment to the Board.

“Amazon Director” means an Amazon Designee who has been elected or appointed to the Board.

“Amazon Indemnification Agreements” means each and every certificate, memorandum or articles of incorporation or association, bylaws, limited liability company operating agreement, limited partnership agreement and any other organizational document of, and each and every insurance policy maintained by Amazon or its Affiliates, as applicable, providing for, among other things, indemnification of and advancement of expenses for an Amazon Director for, among other things, the same matters that are subject to indemnification and advancement of expenses under this Agreement.

“Amazon Indemnitors” means Amazon or its Affiliates in their capacity as indemnitors of an Amazon Director under the applicable Amazon Indemnification Agreements.

“Amazon Investor Rights Initiation Event” shall be deemed to occur upon Amazon’s owning (directly or through any of its Permitted Transferees) at least ten percent (10%) of the shares of Company Common Stock then issued and outstanding, with the number of shares of Company Common Stock issued and outstanding being calculated on a fully diluted basis.

“Amazon Investor Rights Initiation Event Notice” means a notice in writing from Amazon to the Company certifying that an Amazon Investor Rights Initiation Event has occurred, together with reasonable evidence that an Amazon Investor Rights Initiation Event has occurred, including evidence of Amazon’s ownership of Company Common Stock.

“Amazon Investor Rights Period” means the period beginning upon the occurrence of the Amazon Investor Rights Initiation Event and ending upon the occurrence of the Amazon Investor Rights Termination Event.

“Amazon Investor Rights Termination Event” shall be deemed to occur if, as of the end of any Business Day following the occurrence of the Amazon Investor Rights Initiation Event, Amazon owns (directly or through any of its Permitted Transferees) shares of Company Common Stock collectively representing less than five percent (5%) of the then issued and outstanding Company Common Stock, with the number of shares of Company Common Stock issued and outstanding being calculated on a fully diluted basis.

“Amazon Observer” has the meaning set forth in Section 1.4.

“Amazon Specified Designee” has the meaning set forth in Section 1.1(d).

“Applicable Law” means, with respect to any Person, any federal, national, state, local, municipal, international, multinational or SRO statute, law, ordinance, secondary and subordinate legislation, directives, rule (including rules of common law), regulation, ordinance, treaty, Order, permit, authorization or other requirement applicable to such Person, its assets, properties, operations or business, including the requirement that U.S. certificated air carriers be Citizens of the United States.

“ATSA” has the meaning set forth in the Investment Agreement.

“Beneficial Owner”, “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance); provided that, except as otherwise specified herein, such calculations shall be made inclusive of all Warrant Shares subject to issuance pursuant to the Warrants.

“Blackout Period” means (i) any regular quarterly period during which directors and executive officers of the Company are not permitted to trade under the insider trading policy of the Company then in effect and (ii) in the event that the Company determines in good faith that a registration of securities would (x) reasonably be expected to materially adversely affect or materially interfere with any bona fide material financing of the Company or any material transaction under consideration by the Company or (y) would require disclosure of information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would adversely affect the Company in any material respect, a period of the shorter of the ending of the condition creating a Blackout Period and up to seventy-five (75) days; provided, that a Blackout Period described in this clause (ii) may not occur more than twice in any period of eighteen (18) consecutive months.

“Board” has the meaning set forth in Section 1.1(a).

“Business Day” means a day on which banks are generally open for normal business in New York, New York, which day is not a Saturday or a Sunday.

“Citizen of the United States” has the meaning set forth in the Investment Agreement.

“Commission” means the Securities and Exchange Commission or any other federal agency administering the Securities Act.

“Company” has the meaning set forth in the preamble.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Confidential Information” means all information (irrespective of the form of communication, and irrespective of whether obtained prior to or after the date hereof) obtained by or on behalf of Amazon or its Representatives from the Company, its Affiliates or their respective representatives, through the Beneficial Ownership of Equity Securities or through the rights granted pursuant hereto, other than information which (i) was or becomes generally available to the public other than as a result of a breach of this Agreement by Amazon, its Affiliates or their respective Representatives, (ii) was or becomes available to Amazon, its Affiliates or their respective Representatives on a non-confidential basis from a source other than the Company, its Affiliates or their respective representatives, provided, that the source thereof is not known by Amazon or such of its

Affiliates or their respective Representatives to be bound by an obligation of confidentiality, or (iii) is independently developed by Amazon, its Affiliates or their respective Representatives without the use of any such information that would otherwise be Confidential Information hereunder. Subject to clauses (i)-(iii) above, Confidential Information also includes (a) all non-public information previously provided by the Company, its Affiliates or their respective Representatives under the provisions of the Confidentiality Agreement, including all information, documents and reports referred to thereunder, (b) subject to any disclosures permitted by Section 3.2 of the Investment Agreement, all non-public understandings, agreements and other arrangements between and among the Company and Amazon, and (c) all other non-public information received from, or otherwise relating to, the Company or its Subsidiaries.

“Confidentiality Agreement” means the Mutual Nondisclosure Agreement, dated as of June 11, 2015, by and between Amazon Fulfillment Services, Inc. and the Company.

“Continuing Directors” means the directors of the Company on the date hereof and each other director if, in each case, (a) such other director’s appointment or nomination for election to the Board is recommended by more than 50% of the Continuing Directors or more than 50% of the members of the Nominating and Governance Committee of the Board that are Continuing Directors or (b) Amazon and its subsidiaries shall have voted any shares of Common Stock in favor of the election of such other director to the Board.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“conversion” has the meaning set forth in the definition of Equity Securities.

“Convertible Notes due 2022” has the meaning set forth in the Investment Agreement.

“convertible securities” has the meaning set forth in the definition of Equity Securities.

“Demand” has the meaning set forth in Section 4.1(a).

“Demand Registration” has the meaning set forth in Section 4.1(a).

“Demand Registration Statement” has the meaning set forth in Section 4.1(a).

“Demand Shareholder” means Amazon or any Permitted Transferee, in either case that holds Registrable Securities.

“Derivative Instruments” means any and all derivative securities (as defined under Rule 16a-1 under the Exchange Act) that increase in value as the value of any Equity Securities of the Company increases, including a long convertible security, a long call option and a short put option position, in each case, regardless of whether (x) such interest conveys any voting rights in such security, (y) such interest is required to be, or is capable of being, settled through delivery of such security or (z) other transactions hedge the economic effect of such interest.

“Equity Securities” means any and all (i) shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of a corporation, any and all equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), (ii) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or voting securities of (or other ownership or profit or voting interests in) such Person, and (iii) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination (clauses (ii) and (iii), collectively “convertible securities” and any conversion, exchange or exercise of any convertible securities, a “conversion”).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Warrants” has the meaning set forth in the Investment Agreement.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form S-3” has the meaning set forth in Section 4.3(a).

“Free Writing Prospectus” has the meaning set forth in Section 4.7(a)(v).

“fully diluted basis” means, on any date of determination, the aggregate number of shares of Company Common Stock issued and outstanding on such date, plus the aggregate number of shares of Company Common Stock issuable upon the exercise, conversion or vesting of all outstanding options, warrants and other rights to purchase or acquire shares of Company Common Stock on such date (including, for the avoidance of doubt, all Warrant Shares), other than upon conversion of the Convertible Notes due 2022 or the exercise of the Existing Warrants.

“GAAP” has the meaning set forth in the Investment Agreement.

“Governmental Approval” means any authorization, consent, approval, waiver, exception, variance, order, exemption, publication, filing, declaration, concession, grant,

franchise, agreement, permission, permit or license of, from or with any Governmental Authority, the giving of notice to or registration with any Governmental Authority or any other action in respect of any Governmental Authority.

“Governmental Authority” means any federal, national, state, local, municipal, international or multinational government or political subdivision thereof, governmental department, commission, board, bureau, agency, taxing or regulatory authority, instrumentality or judicial or administrative body, or arbitrator or SRO, having jurisdiction over the matter or matters in question.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Inspectors” has the meaning set forth in Section 4.7(a)(xi).

“Investment Agreement” has the meaning set forth in the recitals.

“Losses” has the meaning set forth in Section 4.10(a).

“Marketed Underwritten Shelf Offering” has the meaning set forth in Section 4.3(f).

“Order” means any judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award issued by any Governmental Authority.

“Original Public Acquisition Proposal” has the meaning set forth in Section 2.2(b)(ii).

“Other Demanding Sellers” has the meaning set forth in Section 4.2(b).

“Other Proposed Sellers” has the meaning set forth in Section 4.2(b).

“Permitted Transferee” has the meaning set forth in Section 2.1(b)(i).

“Permitted Transfers” has the meaning set forth in Section 2.1(b).

“Person” means an individual, company, corporation, partnership, limited liability company, trust, body corporate (wherever located) or other entity, organization or unincorporated association, including any Governmental Authority.

“Piggyback Notice” has the meaning set forth in Section 4.2(a).

“Piggyback Registration” has the meaning set forth in Section 4.2(a).

“Piggyback Seller” has the meaning set forth in Section 4.2(a).

“Qualifying Public Acquisition Proposal” means, as it relates to any Original Public Acquisition Proposal under Section 2.2(b), any proposal, offer, inquiry or indication of interest (whether binding or non-binding, and whether communicated to the Company, the Board or publicly announced to the Company’s stockholders or otherwise) by Amazon relating to an alternative Acquisition Proposal.

“Records” has the meaning set forth in Section 4.7(a)(xi).

“Registrable Amount” means an amount of Registrable Securities having an aggregate value of at least $30 million (based on the anticipated offering price (as reasonably determined in good faith by the Company)), without regard to any underwriting discount or commission, or such lesser amount of Registrable Securities as would result in the disposition of all of the Registrable Securities Beneficially Owned by the applicable Requesting Shareholder(s); provided, that such lesser amount shall have an aggregate value of at least $5 million (based on the anticipated offering price (as reasonably determined in good faith by the Company)), without regard to any underwriting discount or commission.

“Registrable Securities” means any and all (i) Warrant Shares, (ii) other stock or securities that Amazon may be entitled to receive, or will have received, pursuant to its ownership of the Warrant Shares, in lieu of or in addition to shares of Common Stock, and (iii) Equity Securities issued or issuable or distributed or distributable by the Company or a successor thereto directly or indirectly with respect to the securities referred to in the foregoing clause or by way of conversion or exchange thereof or share dividend or share split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization. As to any particular securities constituting Registrable Securities, such securities shall cease to be Registrable Securities when they have been (x) effectively registered or qualified for sale by prospectus filed under the Securities Act and disposed of in accordance with the Registration Statement covering therein, or (y) sold to the public through a broker, dealer or market maker pursuant to Rule 144 or other exemption from registration under the Securities Act. For purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire directly or indirectly such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities if (A) a registration statement with respect to the sale of such securities has become effective under the Securities Act and such securities have been disposed of pursuant to such effective registration statement, (B) such securities have been distributed pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, (C) such securities have been otherwise transferred to any Person other than Amazon or its Permitted Transferees, if new certificates or other evidences of ownership for them not bearing a legend restricting further transfer and not subject to any stop-transfer order or other restrictions on transfer have been delivered by the Company and subsequent disposition of such securities does not require registration or qualification of such securities under the Securities Act or any other securities laws then applicable or (D) such securities shall cease to be outstanding.

“Representatives” has the meaning set forth in Section 1.6(d)(i).

“Requested Information” has the meaning set forth in Section 4.9(a).

“Requesting Shareholders” has the meaning set forth in Section 4.1(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Shareholders” has the meaning set forth in Section 4.7(a)(i).

“Shelf Notice” has the meaning set forth in Section 4.3(a).

“Shelf Offering” has the meaning set forth in Section 4.3(f).

“Shelf Registration Statement” has the meaning set forth in Section 4.3(a).

“SRO” means any (i) “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act, (ii) other United States or foreign securities exchange, futures exchange, commodities exchange or contract market or (iii) other securities exchange.

“Standstill Period” has the meaning set forth in Section 2.2(a).

“Subsidiary” has the meaning set forth in the Investment Agreement.

“Take-Down Notice” has the meaning set forth in Section 4.3(f).

“Transaction Documents” has the meaning set forth in the Investment Agreement.

“Transfer” means (i) any direct or indirect offer, sale, lease, assignment, encumbrance, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock or (ii) in respect of any capital stock or interest in any capital stock, the entry into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise. “Transferor” means a Person that Transfers or proposes to Transfer; and “Transferee” means a Person to whom a Transfer is made or is proposed to be made.

“Underwritten Offering” means a sale of securities of the Company to an underwriter or underwriters for reoffering to the public.

“Unpaid Indemnitee Amounts” has the meaning set forth in Section 1.1(e).

“Voting Securities” means shares of Company Common Stock and any other securities of the Company entitled to vote generally in the election of directors of the Company.

“Voting Threshold” has the meaning set forth in Section 1.3(b).

“Warrants” has the meaning set forth in the recitals.

“Warrant Shares” has the meaning set forth in the Investment Agreement.

5.2 Interpretation. When a reference is made in this Agreement to “Recitals,” “Articles,” “Sections,” “Annexes,” “Schedules” or “Exhibits” such reference shall be to a Recital, Article or Section of, or Annex, Schedule or Exhibit to, this Agreement unless otherwise indicated. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. References to “herein,” “hereof,” “hereunder” and the like refer to this Agreement as a whole and not to any particular section or provision, unless the context requires otherwise. References to “parties” refer to the parties to this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. Any reference to a “wholly owned subsidiary” of a Person shall mean such subsidiary is directly or indirectly wholly owned by such Person. All references to “$” or “dollars” mean the lawful currency of the United States of America. Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section. With respect to the Warrant Shares, such term shall include any shares of Company Common Stock or other securities of the Company received by Amazon as a result of any stock split, stock dividend or distribution, other subdivision, reorganization, reclassification or similar capital transaction.

ARTICLE VI

Miscellaneous

6.1 Term. This Agreement shall be effective as of the date hereof and shall automatically terminate upon the date that the Beneficial Ownership of Amazon (directly or through any of its Permitted Transferees), in the aggregate, of the Company Common Stock is less than two percent (2%) of the issued and outstanding shares of Company Common Stock, with the number of shares of Company Common Stock issued and outstanding being calculated on a fully diluted basis, so long as, as of such date, all of the then-remaining Registrable Securities Beneficially Owned by Amazon may be sold in a single transaction without limitation under Rule 144 under the Securities Act; provided, however, that, unless otherwise agreed to by the parties, this Agreement shall in no event terminate prior to the occurrence of an Amazon Investor Rights Termination Event. If this Agreement is terminated pursuant to this Section 6.1, this Agreement shall become void and of no further force and effect, except for the provisions set forth in Section 1.1(e) (Composition of Board of Directors), Section 1.6(d) (Information Rights) (which shall survive termination of this Agreement for a period of two (2) years), Section 4.9 (Miscellaneous), Section 5.2 (Interpretation) and this Article VI (Miscellaneous), and except that no termination hereof shall have the effect of shortening the Standstill Period to the extent that the Standstill Period would continue in effect in the absence of such termination.

6.2 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (a) if sent by registered or certified mail in the United States, return receipt requested, upon receipt, (b) if sent by nationally recognized overnight air courier, one Business Day after mailing, (c) if sent by email or facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (a) or (b) of this Section 6.2 when transmitted and receipt is confirmed, or (d) if otherwise actually personally delivered, when delivered. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(i)	if to the Company, to:

	Name:	Atlas Air Worldwide Holdings, Inc.
	Address:	2000 Westchester Avenue Purchase, NY 10577
	Fax:	(914) 701-8333
	Email:	Adam.Kokas@atlasair.com
	Attn:	Adam R. Kokas, EVP, General Counsel, CHRO & Secretary

with a copy to (which shall not be considered notice):

	Name:	Cravath, Swaine & Moore LLP
	Address:	Worldwide Plaza 825 Eighth Avenue New York, NY 10019
	Fax:	(212) 474-3700
	Email:	dzoubek@cravath.com khallam@cravath.com
	Attn:	Damien R. Zoubek, Esq. O. Keith Hallam III, Esq.

(ii)	if to Amazon, to:

	Name:	Amazon.com, Inc.
	Address:	410 Terry Avenue North Seattle, WA 98109-5210
	Fax:	(206) 266-7010
	Attn:	General Counsel

with a copy to (which copy alone shall not constitute notice):

	Name:	Debevoise & Plimpton LLP
	Address:	919 Third Avenue New York, NY 10022
	Fax:	(212) 521-7698
	Email:	wdregner@debevoise.com
	Attn:	William D. Regner

6.3 Amendment. Subject to Section 6.12, no amendment of any provision of this Agreement shall be effective unless made in writing and signed by a duly authorized officer of each party.

6.4 Waivers. Subject to Section 6.12, no waiver shall be effective unless it is in writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

6.5 Assignment. Neither this Agreement nor any right, remedy, obligation nor liability arising hereunder or by reason hereof shall be assignable by any party without the prior written consent of the other party, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be void, except that Amazon may transfer or assign, in whole or from time to time in part, to one or more Permitted Transferees (so long as they duly execute a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Permitted Transferee agrees to be subject to all covenants and agreements of Amazon under this Agreement and makes all the representations and warranties set forth in Section 3.1(b) (second sentence only) through (e)), its rights and/or obligations under this Agreement, but any such transfer or assignment shall not relieve Amazon of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. In the event that Amazon creates a holding company, Amazon shall cause such holding company to agree to the restrictions set forth in Section 2.2. In the event that the Company creates a holding company in a transaction not involving a third party, references in this Agreement to Common Stock shall be deemed references to the capital stock of such holding company that are issued in exchange for shares of Common Stock in the transaction creating such holding company.

6.6 Severability. If any provision of this Agreement or a Transaction Document, or the application thereof to any Person or circumstance, is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

6.7 Counterparts and Facsimile. This Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile or transmitted electronically by “pdf” file and such facsimiles or pdf files shall be deemed as sufficient as if actual signature pages had been delivered.

6.8 Entire Agreement. This Agreement, the other Transaction Documents, and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof. No party shall take, or cause to be taken, including by entering into agreements or other arrangements with provisions or obligations that conflict, or purport to conflict, with the terms of the Transaction Documents or any of the transactions contemplated thereby, any action with either an intent or effect of impairing any such other Person’s rights under any of the Transaction Documents.

6.9 Governing Law; Submission to Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties (a) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it shall not bring any claim, action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such claim, action or proceeding, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such claim, action or proceeding, any Delaware State court sitting in New Castle County. Each party agrees that service of process upon such party in any such claim, action or proceeding shall be effective if notice is given in accordance with the provisions of this Agreement. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.9.

6.10 Specific Performance. The parties agree that failure of any party to perform its agreements and covenants hereunder, including a party’s failure to take all actions as are necessary on such party’s part in accordance with the terms and conditions of this Agreement to consummate the transactions contemplated hereby, will cause irreparable injury to the other party, for which monetary damages, even if available, will not be an adequate remedy. It is agreed that the parties shall be entitled to equitable relief including injunctive relief and specific performance of the terms hereof, without the requirement of posting a bond or other security, and each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of a party’s obligations and to the granting by any court of the remedy of specific performance of such party’s obligations hereunder, this being in addition to any other remedies to which the parties are entitled at law or equity.

6.11 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any Person other than the parties hereto (and any wholly owned subsidiary of Amazon to which an assignment is made in accordance with this Agreement) any benefits, rights, or remedies; provided, that the Persons indemnified under Section 1.1(e) and Section 4.10 are intended third party beneficiaries of Section 1.1(e) and Section 4.10, respectively.

6.12 Permitted Transferee Representative. The parties hereto acknowledge and agree that Amazon shall be the designated representative of any and all Permitted Transferees with full authority to make all representations and warranties and agree to all covenants on behalf of and in the name of the Permitted Transferees, and to make all decisions and determinations, and to take all actions (including giving consents and waivers or agreeing to any amendments to this Agreement or to the termination hereof) required or permitted hereunder on behalf of the Permitted Transferees, and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of the Permitted Transferee, and any notice, document, certificate or information required to be given, whether in writing or otherwise, to any Permitted Transferee shall be deemed so given if given to Amazon and the Company shall be fully protected against liability in relying on the actions of Amazon as being authorized by the Permitted Transferees. Amazon shall ensure the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of all Permitted Transferees under this Agreement and the other Transaction Documents in accordance with the terms hereof and thereof.

6.13 Notification Obligations. Amazon hereby agrees that in connection with any acquisitions or Transfers of Equity Securities of the Company in accordance with the terms of the Transaction Documents, upon the reasonable request of the Company, Amazon shall, as promptly as reasonably practicable, deliver to the Company a current, correct and complete list showing the number of Warrants and Warrant Shares Beneficially Owned by Amazon and each of its subsidiaries at such time and/or owned of record by Amazon or any of its subsidiaries at such time.

[The remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first herein above written.

ATLAS AIR WORLDWIDE HOLDINGS, INC.

By:	/s/ Spencer Schwartz
	Name:	Spencer Schwartz
	Title:	Executive Vice President and Chief Financial Officer

AMAZON.COM, INC.

By:	/s/ Peter Krawiec
	Name:	Peter Krawiec
	Title:	Vice President

Schedule 1.6(a)

1. As soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet and statement of stockholders’ equity as of the end of such year and a statement of cash flows for such year, prepared in accordance with generally accepted accounting principles, consistently applied, and audited by an independent public accounting firm.

2. As soon as practicable, and in any event within thirty (30) days after the consummation of any third-party equity financing of the Company, a capitalization table for the Company as of the consummation date of such financing that provides detail as to each class of stock of the Company, which detail shall include related voting rights, conversion features and any 409A valuations performed.

3. As soon as practicable, and in any event within twenty (20) Business Days following the end of each fiscal year of the Company, a capitalization table for the Company as of the end of such fiscal year that (a) provides detail as to each class of stock of the Company and each shareholder’s equity and voting interest (i) in each class of stock and (ii) in total (in the case of each of clauses (i) and (ii), calculated based on shares outstanding and fully diluted shares) and (b) includes exercise price/fair value for options or other equity awards issued during such fiscal year and price per share information for any other equity transactions, including issuances, sales, repurchases and redemptions.

4. As soon as practicable, but in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Company, unaudited profit or loss statement, a statement of cash flows for such fiscal quarter and an unaudited balance sheet and statement of stockholders’ equity as of the end of such fiscal quarter, in each case, prepared in accordance with generally accepted accounting principles, consistently applied.

5. On the earlier of the date it is first made available to the Board and the end of the current fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company.

Schedule 1.6(b)(i)(B)

1. Basic Financial Information and Reporting.

A. The Company shall maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with United States generally accepted accounting principles consistently applied (except as noted therein), and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP consistently applied. The Company shall maintain, in all material respects, effective internal control over financial reporting based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

B. As soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, the Company shall furnish Amazon with a balance sheet of the Company, as at the end of such fiscal year, a statement of income, a statement of stockholders’ equity, and a statement of cash flows of the Company and accompanying notes to the financial statements, for such year, all audited and prepared in accordance with GAAP consistently applied (except as noted therein) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by an audit report and opinion thereon by independent public accountants of national standing selected by the Board.

C. The Company shall furnish Amazon as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with GAAP consistently applied (except as noted therein or as disclosed to the recipients thereof), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made. The Company shall deliver the financial statements described in the first sentence of Schedule 1.6(b)(i)(B)(1)(C) above to Amazon, together with a certification that, to the Company’s knowledge, (i) such interim financial statements are fairly stated, in all material respects, in accordance with GAAP for the periods presented, applied on the same basis as the Company’s audited financial statements as of and for the most recent fiscal year end, and reflect all adjustments necessary for a fair presentation of the interim financial statements, subject to the exceptions noted on an exhibit to such certification and (ii) that the Company has made available to Amazon the information required by Section 1.6 of this Agreement. The Company shall engage a nationally recognized accounting firm (the

“Auditor”) to perform quarterly review procedures that result in the issuance of an independent accountant’s review report on the Company’s quarterly and year-to-date balance sheet and statement of operations for the periods ending March 31, June 30 and September 30; which reports shall be delivered within 45 days after the end of the quarter for which the report pertains. The Company’s chief financial officer and chief accounting officer shall participate in one or more teleconferences with representatives of Amazon each quarter to review the financial statements previously delivered and discuss significant transactions reflected for the period of the financial statements.

D. The Company shall furnish Amazon an operating budget forecasting the Company’s revenues, expenses, net income/loss and cash position on a month-to-month basis for the upcoming fiscal year (a “Budget”) at such time as the Company furnishes such Budget to the Board.

E. All financial information and budgets required under clauses (B), (C) and (D) above shall consist of consolidated financial statements (consolidating the Company and its subsidiaries) unless GAAP provides otherwise.

F. As soon as reasonably practicable, and in any event within 15 days after the issuance of the report, the Company shall furnish to Amazon any 409A valuation reports that it prepares or causes to be prepared.

2. Inspection Rights. Amazon shall have the right to visit and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information relating to the same as is reasonably requested all at such reasonable business times and as often as may be reasonably requested.

3. Other Materials. As soon as practicable (or otherwise as provided herein), the Company shall furnish Amazon with copies of the following documents:

A. Documents or information reasonably requested by Amazon or necessary to support Amazon’s tax, accounting and SEC reports and filings, including providing by February 15th of each year such information as is necessary to support Amazon’s tax reporting obligations.

B. Notices regarding any default on any loan or lease to which the Company is a party in excess of $1,000,000.

C. In addition, the Company shall furnish Amazon advance notice of (i) any material restructuring of the Company or any subsidiary to be effected, (ii) any dividend or other distribution to be paid by the Company to holders of the Common Stock, (iii) any sales or dispositions of a material amount of the Company’s assets, or (iv) any non-functional currency investments or loans in excess of $1,000,000.